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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CROWN MEDIA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CROWN MEDIA HOLDINGS, INC.

6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2003

To the Stockholders of Crown Media Holdings, Inc.:

      We will hold the annual meeting of stockholders (the “Annual Meeting”) of Crown Media Holdings, Inc. (“Crown Media Holdings” or the “Company”) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 on June 12, 2003, at 11:00 a.m., Eastern Daylight Time.

      The purpose of the meeting is to:

1. Elect 14 members to the Company’s board of directors (the “Board”); and

2. Consider any other matters that properly come before the meeting and any adjournments.

      Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

      Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on April 17, 2003 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, Suite 500, 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111.

      If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee) you must request a proxy card from your broker in order to vote in person at the meeting.

      Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card.

By Order of the Board of Directors

-s- JUDITH WHITTAKER
JUDITH WHITTAKER
Secretary

May 5, 2003

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT
SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS

CROWN MEDIA HOLDINGS, INC.

6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2003

      We anticipate that this Proxy Statement will first be mailed on or about May 5, 2003 to stockholders of the Company by the Board to solicit proxies (the “Proxies”) for use at the Annual Meeting to be held on Thursday, June 12, 2003 at 11:00 a.m., Eastern Daylight Time (EDT) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

      This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

      Stockholders of record can simplify their voting and reduce the Company’s cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

      Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:00 p.m. EDT on June 11, 2003.

Voting by Mail

      Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

      Stockholders as of the close of business on April 17, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 73,794,606 shares of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) and 30,670,422 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”) were issued and outstanding. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

      Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

      A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker non-votes will be counted towards a quorum.

      The required vote for Proposal 1 is a plurality of the votes cast, with the fourteen nominees receiving the highest number of votes cast elected to the Board. A vote withheld from a nominee will be excluded from the vote and will have no effect. Broker non-votes will not be counted as a vote either for or against any nominee. A broker non-vote occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Solicitation Costs

      Mellon Investor Services LLC was hired to assist in the distribution of proxy materials at a cost of approximately $10,000 plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock. In addition to using the mails, the Company’s officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

      In this proxy statement the terms “we,” “us,” and “our” refer to Crown Media Holdings, Inc. and, unless the context requires otherwise, our subsidiaries that operate our businesses, Crown Media International, LLC (“Crown Media International”), Crown Media United States, LLC (“Crown Media United States”), Crown Media Distribution, LLC (“Crown Media Distribution”), Crown Entertainment Limited (“Crown Entertainment”), Crown Media Trust (the “Trust”) and H&H Programming — Asia, L.L.C. (“H&H Programming — Asia”).

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board currently has 15 member positions. There is one vacancy as noted below. Proxy holders will vote for the 14 nominees listed below. All nominees are currently members of our Board and their terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee.

      Pursuant to our Second Amended and Restated Stockholders Agreement, dated August 30, 2001, as amended (“Stockholders Agreement”), our Board consists of 15 individuals nominated as follows: twelve nominated by Hallmark Entertainment Investments Co. (“HEIC”); one nominated by VISN Management Corp. (“VISN”), a subsidiary of National Interfaith Cable Coalition, Inc. (“NICC”); and two independent directors nominated by the Board who are not officers or employees of any of the parties (or their affiliates) to the Stockholders Agreement. In addition, pursuant to a separate stockholders agreement which concerns HEIC and to which Crown Media Holdings is not a party, HEIC granted Liberty Media Corporation (“Liberty”) and J.P. Morgan Partners (BHCA) L.P. (“J.P. Morgan Partners”) each the right to designate one of our directors as part of HEIC’s twelve nominees. See “Board Information — Structure” and “Certain Relationships and Related Transactions.”

      Of the nominees for the Board, Robert A. Halmi, Jr., David J. Evans, Robert J. Druten, David E. Hall, Donald J. Hall, Jr., Irvine O. Hockaday, Jr., Anil Jagtiani, John P. Mascotte, Deanne R. Stedem and Judith C. Whittaker have been nominated by HEIC; David B. Koff has been nominated by Liberty; Wilford V. Bane, Jr. has been nominated by VISN; and Arnold L. Chavkin has been nominated by J.P. Morgan Partners. In addition, the Board has nominated Peter A. Lund as an independent director. The vacancy on the Board may be filled subsequent to the 2003 Annual Meeting by the Board in accordance with the Stockholders Agreement and our bylaws. As a result of provisions in the Stockholders Agreement and our bylaws, no nominee for the vacancy on the Board will be accepted at the 2003 Annual Meeting.

      Because HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 96.1% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

      Robert A. Halmi, Jr., age 46, has been the Chairman of the Board of Crown Media Holdings since May 2000 and prior to that had been Chairman of the board of directors of Crown Media International since April 1996. He has also been the President and Chief Executive Officer of Hallmark Entertainment, LLC (“Hallmark Entertainment”) since April 1994. Mr. Halmi has been an executive producer of award-winning television programming, such as Lonesome Dove, which won several Emmy Awards, a Golden Globe Award and a Peabody Award. He is also a director and President of Hallmark Entertainment Holdings, Inc., the parent company of both Crown Media Holdings and Hallmark Entertainment.

      David J. Evans, age 62, has been the President and Chief Executive Officer and a director of Crown Media Holdings since May 2000. He was the President and Chief Executive Officer of Crown Media International from March 1999 to May 2000, and a director of Crown Media International from July 1999 to

May 2000. Prior to that, he was the President and Chief Executive Officer of Telecommunications International, Inc. from September 1997 until February 1999.

      Wilford V. Bane, Jr., age 65, has been a director of Crown Media Holdings since May 2000. He was the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, from October 1990 to February 2001. Mr. Bane also serves as chair of VISN. He helped found and launch the Vision Interfaith Satellite Network, the predecessor of Odyssey Network (which was subsequently acquired by us and renamed the Hallmark Channel), and served as the interim Chief Executive Officer for its first two years.

      Arnold L. Chavkin, age 51, has been a director of Crown Media Holdings since May 2000. From 1998 until May 2000, Mr. Chavkin was a director of Crown Media International. Since January 2001 he has been an executive partner of JP Morgan Partners, LLC, which serves as the management company for the private equity organization of JP Morgan Chase & Co. From April 1991 to January 2001, he was a general partner, and since January 2001 has been a limited partner, of JPMP Master Fund Manager, L.P., the sole general partner of J.P. Morgan Partners, which invests in private equity opportunities with a significant concentration on the media and telecommunications industries. He is a member of the board of directors of American Tower Corporation, Better Minerals & Aggregates, Encore Acquisition Partners, Inc., Triton PCS, Inc., Bill Barrett Corporation, Brand Services, Inc., and Latigo Petroleum, Inc. He also serves on the Advisory Investment Boards of the India Private Equity Fund and the Asia Development Partners Fund.

      Robert J. Druten, age 56, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 to May 2000. He has also been an Executive Vice President and the Chief Financial Officer of Hallmark Cards, Incorporated (“Hallmark Cards”), the indirect parent of Crown Media Holdings, since April 1996. Mr. Druten is the Trustee of Entertainment Properties Trust. He is also a member of the board of directors of Hallmark Entertainment Holdings and Hallmark Cards Holdings Limited.

      David E. Hall, age 40, has been a director of Crown Media Holdings since March 2003. He has been Senior Vice President — Human Resources of Hallmark Cards since June 2002 and a member of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1981. Mr. Hall was Vice President — U.S. Sales and Marketing for Binney & Smith Inc. (a wholly-owned subsidiary of Hallmark Cards) from 1999 to June 2002.

      Donald J. Hall, Jr., age 47, has been a director of Crown Media Holdings since May 2000 and the President and Chief Executive Officer of Hallmark Cards since January 2002. He was the Executive Vice President, Strategy and Development, of Hallmark Cards from September 1999 to December 2001. He has also been the Vice Chairman of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1997 until August 1999. Mr. Hall is a member of the board of directors of Hallmark Entertainment Holdings and Business Men’s Assurance Company of America.

      Irvine O. Hockaday, Jr., age 66, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 until May 2000. He is a member of the board of directors of Ford Motor Company, Dow Jones & Company, Inc., Sprint Corporation, Aquila Inc. and Estee Lauder Companies Inc. Mr. Hockaday is a trustee of the Hall Family Foundations and the Aspen Institute. He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001.

      Anil Jagtiani, age 42, has been a director of Crown Media Holdings since March 2003. He currently serves as Executive Vice President — Corporate Strategy for Hallmark Cards and has been with Hallmark Cards since January 2001. From October 1997 until December 2000, he served as the Director of Strategic Planning for Brunswick Corporation.

      David B. Koff, age 44, has been a director of Crown Media Holdings since May 2000. He has also been a Senior Vice President of Liberty since February 1998. Prior to that, Mr. Koff was the Vice President, Corporate Development, of Liberty from August 1994 until February 1998.

      Peter A. Lund, age 62, has been a director of Crown Media Holdings since May 2000. He also serves as Chairman and director of Eos International, Inc., a direct marketing holding company and is a member of the board of directors of Hughes Electronics Corporation and Emmis Communications Corporation. He is also a Trustee of the University of St. Thomas in St. Paul, MN.

      John P. Mascotte, age 63, has been a director of Crown Media Holdings since May 2000. Mr. Mascotte is a member of the board of directors of Hallmark Cards and also a member of the board of directors of Wyeth Inc. and Business Men’s Assurance Company of America. He was the President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc. from July 1997 to June 2001.

      Deanne R. Stedem, age 40, has been a director of Crown Media Holdings since March 2003. She has been Assistant General Counsel for Hallmark Cards since 1998. She served as Senior Attorney for Hallmark Cards from 1989 until 1998.

      Judith C. Whittaker, age 64, has been a director of Crown Media Holdings since March 2003. Ms. Whittaker has been the Secretary of Crown Media Holdings since May 2000. With respect to Hallmark Cards, she has been Executive Vice President since June 2000 and General Counsel since 1998. Prior to this, she served in various attorney positions for Hallmark Cards. She has been a member of the board of directors and of the executive committee for the American Arbitration Association since 1997.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES

BOARD INFORMATION

Structure

      Our Board consists of 15 directors, with one vacancy. All of the current members are nominees for re-election. Directors are elected annually. Our Board has an Audit Committee and a Compensation Committee, however we have no nominating committee. The membership, duties and responsibilities of each of these committees are described below and the respective reports of these committees to our stockholders are set forth below.

      Nominations to our Board are governed by our bylaws and the Stockholders Agreement by and among the Company, HEIC, VISN, and Hughes Electronics Corporation (“Hughes”) (as transferor of DirecTV Enterprises, Inc.). The Stockholders Agreement provides that the Board will consist of not less than 15 directors, with twelve nominated by HEIC, one nominated by VISN and two independent directors (who may not be officers, employees or directors of any of the parties to the Stockholders Agreement or their affiliates) to be nominated by the Board. In addition, pursuant to a separate stockholders agreement which concerns HEIC and to which Crown Media Holdings is not a party, HEIC granted Liberty and J.P. Morgan Partners each the right to designate one of our directors as part of HEIC’s twelve nominees. The right of any party to nominate a director pursuant to the Stockholders’ Agreement will terminate on the later of (1) the party owning less than 5% of our common stock then outstanding, or (2) the party ceasing to own at least 75% of the amount of our common stock that the party (or predecessor holder) owned immediately following completion of our initial public offering on May 9, 2000 (“IPO”). See “Certain Relationships and Related Transactions.”

Meetings

      In 2002, the Board held a total of 5 meetings, and took action one time by unanimous written consent. All of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2002.

Committees

Audit Committee

      The Audit Committee held 3 meetings and took action by unanimous consent once in 2002. The members of the Audit Committee are Messrs. Mascotte, Chairman, Chavkin and Lund, each of whom are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards for the Nasdaq National Market. The Board has adopted a written charter for the Audit Committee. The functions of the Audit Committee are to:

•	provide oversight relating to our financial reporting process, systems of internal accounting and financial controls, the internal audit process and the annual independent audit of our annual financial statements;

•	annually, together with the Board, evaluate and appoint our independent auditors;

•	discuss with our internal and independent auditors the scope and plans for their respective audits;

•	discuss with management, our internal auditors and our independent auditors the adequacy and effectiveness of our accounting and financial controls;

•	discuss and review the results of our annual audit separately with our internal auditors and our independent auditors;

•	annually, report to the Board whether the Committee recommends inclusion of the financial statements in our Annual Report on Form 10-K;

•	prepare the report required by the Securities and Exchange Commission for our annual proxy statement;

•	review and approve non-audit services that management propose be rendered by the Company’s independent auditor;

•	review any proposed employment offer by the Company to an employee or former employee of the independent auditor and discuss with the management the actions intended to be taken by the management and the independent auditor to ensure the auditor maintains independence; and

•	comply with any additional requirements set forth in the Audit Committee’s charter.

Compensation Committee

      The Compensation Committee held one meeting and took action two times by unanimous written consent in 2002. The Compensation Committee functions are to review and approve annual salaries, bonuses and grants of stock options, if any, for all executive officers and key members of our management staff, and to review and approve the terms and conditions of all employee benefit plans or changes to the plans. The members of the Compensation Committee are Messrs. Chavkin, Chairman, Bane and Druten, none of whom are employees of the Company. See “Compensation Committee Interlocks and Insider Participation” and “Board and Compensation Committee Report on Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 31, 2003, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executives (defined below), each director, each holder of more than 5% of either Class A or Class B Common Stock, and all current directors and executive officers as a group.

      Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them, unless otherwise noted. The percentage of beneficial ownership is based on 73,794,606 shares of our Class A Common Stock and 30,670,422 shares of our Class B Common Stock outstanding as of March 31, 2003.

Amount and Nature of Beneficial Ownership(1)

	Class A		Class B		% Total
	Common	Percent	Common	Percent	Voting
	Stock	of Class	Stock	of Class	Power

Name and Address of Beneficial Owner 5% Stockholders:
Hallmark Entertainment Investments Co.(2)(3)	58,860,271	79.8%	30,670,422	100%	96.1%
2501 McGee Street, Kansas City, MO 64108
Liberty Media Corporation (5)(3)	58,860,271	79.8%	30,670,422	100%	96.1%
9197 South Peoria Street, Englewood, CO 80112
National Interfaith Cable Coalition, Inc. (3)	58,860,271	79.8%	30,670,422	100%	96.1%
810 12th Avenue South, Nashville, TN 37203
J.P. Morgan Partners (BHCA), L.P. (7)(3)	58,860,271	79.8%	30,670,422	100%	96.1%
390 Madison Avenue, New York, NY 10017
Hughes Electronics Corporation(8)	5,360,202	7.3%	—	—	1.4%
200 North Sepulveda Boulevard, El Segundo, California 90245
Directors and Officers:
Robert A. Halmi, Jr.	185,500 (8)	*	—	—	*
David J. Evans(11)	1,313,799	1.8%	—	—	*
William Abbott(18)	46,150	*	—	—	*
William J. Aliber(12)	158,750	*	—	—	*
Wilford V. Bane, Jr.(9)	9,397	*	—	—	*
Arnold L. Chavkin (7)(3)	58,860,271	79.8%	30,670,422	100%	96.1%
Robert J. Druten	9,500	*	—	—	*
Paul A. FitzPatrick(13)	98,750	*	—	—	*
Russell H. Givens, Jr.(14)	273,771	*	—	—	*
David E. Hall	2,500	*	—	—	*
Donald J. Hall, Jr.(4)	58,862,771	79.8%	30,670,422	100%	96.1%
Irvine O. Hockaday, Jr.(10)	21,024	*	—	—	*
Anil Jagtiani	8,000	*	—	—	*
David Kenin(6)	51,500	*	—	—	*
David B. Koff(9)	9,397	*	—	—	*
Peter A. Lund(9)	9,397	*	—	—	*
John P. Mascotte(9)	69,073	*	—	—	*
Chris R. Moseley(15)	96,250	*	—	—	*
Charles L. Stanford(16)	78,000	*	—	—	*
Deanne R. Stedem	1,000	*	—	—	*
Judith C. Whittaker	0	*	—	—	*
All directors and executive officers as a group (21 persons)(4)(7)(17)	61,304,529	80.8%	30,670,422	100%	96.2%

*	The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)	Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of March 31, 2003 by the person indicated and shares underlying options owned by such person on March 31, 2003 that were exercisable within 60 days of that date. Percentage of total voting power is based on votes of outstanding shares.

(2)	Based on a Schedule 13D/ A filed on March 13, 2003 jointly by Hallmark Cards, HEIC and Hallmark Entertainment Holdings, who as of that date shared a voting and dispositive power with respect to 30,670,422 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 58,859,247 shares of Class A Common Stock. Does not include, under the column headed “Class A Common Stock,” the number of shares of Class A Common Stock that HEIC would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, together with its shares of Class A Common Stock would equal 86% of the total outstanding Class A Common Stock. HEIC is a majority owned subsidiary of Hallmark Entertainment Holdings and Hallmark Entertainment Holdings is a wholly-owned subsidiary of Hallmark Cards.

(3)	On March 11, 2003 Hallmark Entertainment Holdings, Liberty and J.P. Morgan Partners contributed 100% of their Company shares in return for HEIC shares representing the following percentage interest in HEIC: Hallmark Entertainment Holdings, 83.4%; Liberty, 11.2%; and J.P. Morgan Partners, 4.6%. In addition, VISN contributed 10% of its Company shares in return for HEIC shares representing an .8% interest in HEIC. Each of the HEIC stockholders entered into the stockholders agreement concerning HEIC and Crown shares. As a result, each of the above parties may be deemed to beneficially own Company shares held by HEIC described in note (2) above. The total number of shares shown as beneficially owned by HEIC includes 5,703,201 shares of Class A Common Stock beneficially owned by VISN and 9,397 shares beneficially owned by JP Morgan Partners outside of HEIC because the parties to the HEIC stockholders agreement may be deemed to be acting as a group. Beneficial ownership of these 5,713,622 shares of Class A Common Stock has been disclaimed by the other HEIC stockholders. Each of Hallmark Entertainment Holdings, Liberty and J.P. Morgan Partners has the right to nominate directors to the HEIC Board; and VISN is entitled to designate a non-voting observer to HEIC’s Board. In addition, Liberty and JP Morgan Partners each have the right to nominate directors to the Crown Media Holdings’ Board. Under the HEIC stockholders agreement, Hallmark Entertainment Holdings directs the voting of Crown Media Holdings shares owned by HEIC. Pursuant to the HEIC stockholders agreement, HEIC may not sell, pledge, distribute or transfer its Crown Media Holdings common stock without the consent of Liberty and J.P. Morgan Partners, except for mergers and other combinations approved in accordance with the Crown Media Holdings stockholders agreement. This requirement terminates on the later of such date as each party (1) ceases to own beneficially at least 2.5% of the outstanding HEIC common stock and (2) ceases to own beneficially 75% of the HEIC stock owned by the parties at March 11, 2003.

(4)	Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by HEIC because Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and he is Vice Chairman of the board of directors, Chief Executive Officer and President of Hallmark Cards. See note (2). Mr. Hall disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)	Based on a Schedule 13D filed on March 11, 2003 by Liberty.

(6)	Consists of 50,000 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(7)	Based on a Schedule 13D filed on March 21, 2003 by JP Morgan Partners. Includes 9,397 shares of Class A Common Stock underlying options that are held by J.P. Morgan Partners, and which are vested or will vest within 60 days. Mr. Chavkin is a limited partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners, and an Executive Vice President of JPMP Capital Corp., which is the sole general partner of JPMP Master Fund Manager, L.P. Mr. Chavkin disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(8)	Consists of 175,500 shares of Class A Common Stock held in various family member trusts for which Mr. Halmi serves as trustee and 10,000 shares of Class A Common Stock held by Mr. Halmi’s wife. Mr. Halmi disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(9)	Consists of 9,397 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(10)	Includes 1,024 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(11)	Includes 1,279,099 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(12)	Includes 148,750 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(13)	Consists of 98,750 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(14)	Includes 272,271 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(15)	Includes 96,250 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(16)	Includes 73,750 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(17)	Includes 2,103,632 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(18)	Consists of 46,150 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

      The following table summarizes the compensation paid by us, and any of our subsidiaries, for services performed for us, to our Chief Executive Officer and our four other most highly compensated executive officers serving at the end of 2002 (collectively, the “Named Executives”).

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying
		Salary	Bonus	Options/SARs	All Other
Name and Principal Position	Year	($)	($)(1)	(#)(2)	Compensation

David J. Evans	2002	$1,028,076	$900,000	155,000	$48,588
President and Chief	2001	758,424	432,201	845,000	109,077	(3)
Executive Officer	2000	675,000	337,500	927,641	37,825
Lana E. Corbi(4)	2002	698,288	300,000	100,000	1,337,191	(4)
President and Chief	2001	564,188	136,776	270,000	13,270
Executive Officer, Crown	2000	525,000	105,000	100,000	110,624	(8)
Media United States, LLC
Paul A. FitzPatrick(5)	2002	513,076	165,000	45,000	774
Executive Vice President	2001	475,000	142,500	90,000	59,574	(6)
and Chief Operating Officer	2000	159,873	37,870	100,000	—
Russell H. Givens, Jr.	2002	509,800	136,425	100,000	19,479
President and Chief	2001	422,532	127,500	100,000	18,675
Executive Officer, Crown	2000	402,013	125,000	228,521	17,158
Media International, LLC
Chris R. Moseley	2002	572,885	210,000	45,000	16,650
Executive Vice President —	2001	522,663	200,000	70,000	11,814
Worldwide Marketing	2000	230,769	100,000	100,000	105,363	(7)

(1)	Represents performance bonus under the terms of employment agreements with the Company. See “Executive Employment Arrangements”.

(2)	Options awarded under the Amended and Restated Crown Media Holdings 2000 Long Term Incentive Plan. See “— Stock Options Awarded by Crown Media Holdings during 2001.” Includes options issued in 2000 to purchase 690,141 and 103,521 shares of our Class A Common Stock issued as a result of the conversion of SARs granted to Mr. Evans and Mr. Givens, respectively, under our previous share appreciation rights plan. Includes options to purchase 62,047 shares of our Class A Common Stock issued as a result of the conversion of SARs granted to Ms. Corbi under the share appreciation rights plan of Crown Media United States, LLC.

(3)	Represents a signing bonus of $100,000, payment of 401(k) matching contributions of $1,600 and life insurance premium payments of $7,478 with respect to term life insurance for the benefit of Mr. Evans.

(4)	Ms. Corbi left the employment of the Company effective December 31, 2002. This amount represents payment of 401(k) matching contributions of $2,376, life insurance premium payments of $270, car allowance of $11,400 and a discounted lump sum payment of the salary due under the employment contract between the Company and Ms. Corbi of $1,325,521.

(5)	Mr. FitzPatrick commenced his employment with us on October 8, 2001, but was employed by our subsidiary, Crown Media United States, LLC, since September 25, 2000; therefore, the amounts disclosed include payments made to Mr. FitzPatrick by both Crown Media Holdings and Crown Media United States during the fiscal year 2001 and amounts paid by Crown Media United States during fiscal year 2000.

(6)	Represents a moving allowance of $52,651 and payment of 401(k) matching contributions of $6,923.

(7)	Represents a signing bonus of $100,000, life insurance premium payments of $138 and car allowance of $5,225. Ms. Moseley commenced her employment with us on July 16, 2000.

(8)	Ms. Corbi commenced her employment with us on July 5, 2000, but prior to that was employed by our subsidiary, Odyssey Holdings, therefore, the amounts disclosed include payments made to Ms. Corbi by both Crown Media Holdings and Odyssey Holdings during the fiscal year 2000, including a signing bonus of $100,000, car allowance of $10,534 and life insurance premium payments of $90.

Stock Options Awarded By Crown Media Holdings During 2002

      The following table lists stock options granted during 2002 under our Amended and Restated 2000 Long Term Incentive Plan to the Named Executives. These options were granted at the fair market value of the underlying shares on the date of grant, which, in accordance with the Plan, is fixed as the closing price of the common stock of the Company on the immediately preceding trading day.

      All options awarded under the Plan vest ratably on each of the first four anniversaries after the grant date (except certain options granted to certain key executives, which vest ratably on each of the first three anniversaries after the grant date, and certain options granted to non-employee directors, which vest 50% on the date of grant and 50% on the director’s re-election to the Board). The exercise price of the options is determined by our Compensation Committee in accordance with the Plan, which provides that the exercise price for incentive stock options is the fair market value of the Class A Common Stock on the date of grant. The term of any options granted may not exceed 10 years.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
		Total
	Number of	Options			Potential Realizable Value at Assumed
	Securities	Granted to	Exercise		Annual Rates of Stock Price
	Underlying	Employees	or Base		Appreciation for Option Term(1)
	Options	in Fiscal	Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date	5%($)	10%($)

David J. Evans	155,000	8.6%	$10.90	(2)	$2,752,017	$4,382,128
Lana E. Corbi	100,000	5.5%	12.50	3/7/12	2,036,118	3,242,178
Paul A. FitzPatrick	45,000	2.5%	12.50	3/7/12	916,253	1,458,980
Russell H. Givens, Jr.	100,000	5.5%	12.50	3/7/12	2,036,118	3,242,178
Chris R. Moseley	45,000	2.5%	12.50	3/7/12	916,253	1,458,980

(1)	The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Class A Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability or vesting over periods. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended to forecast possible appreciation of the price of the Class A Common Stock.

(2)	Expire as follows: one-third on each of October 1, 2004, February 1, 2005 and August 1, 2005.

Option Exercises and Option Values in 2002

      None of the Named Executives exercised options in 2002. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2002

Fiscal Year-End Option Values

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-The-Money Options
	Options At Fiscal Year-End	At Fiscal Year-End
	(#)	($)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

David J. Evans	1,180,975/2,082,641	$0/$0
Lana E. Corbi	89,035/ 470,000	$0/$0
Paul A. FitzPatrick	72,500/ 235,000	$0/$0
Russell H. Givens, Jr.	191,021/ 428,521	$0/$0
Chris R. Moseley	67,500/ 215,000	$0/$0

      The in-the-money value of unexercised options, if any, is equal to the excess of the closing price per share of our Class A Common Stock on the Nasdaq National Market on December 31, 2002 ($2.26), the last trading day in fiscal year 2002, over the per share exercise price, multiplied by the number of unexercised options.

Director Compensation

      We do not compensate directors who are employees of Hallmark Cards or its subsidiaries, or Mr. Evans who is an employee of the Company, for services as members of our Board or any of its committees. For all directors who are not employees of Hallmark Cards or its subsidiaries, we provide a $28,000 annual retainer and an additional $1,000 per meeting fee for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings. All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

      Our non-employee directors are eligible for stock option grants under our Amended and Restated 2000 Long Term Incentive Plan. In June 2002, Messrs. Bane, Chavkin, Hockaday, Koff, Lund and Mascotte each received options to purchase 4,098 shares of Class A Common Stock at an exercise price of $9.76 per share. These options vest in four equal annual installments commencing on the first anniversary of the grant date. The Board is considering a variety of stock-based types of compensation as compensation to directors in addition to the annual retainer and meeting fees, but has not yet determined the type or amount of such compensation that continuing non-employee directors will receive in the future.

Executive Employment Arrangements

Employment Agreement with David J. Evans

      On September 18, 2001, the Company entered into an employment agreement with Mr. Evans that provides for his employment as its President and Chief Executive Officer. The term of this agreement is three years, but it may be extended by mutual consent. The agreement provides for an annual base salary of $1,000,000, $1,100,000 and $1,250,000, respectively, during each twelve-month period of the term of the agreement, commencing September 18, 2001. We will review in good faith Mr. Evans’ salary annually for a possible increase based on performance and salary levels for comparable positions in comparable companies. Additionally, Mr. Evans is entitled to receive a performance bonus based on the level at which the Company achieves its revenue and EBITDA plan as adopted by the Board. If the Company achieves less than 70% of plan revenue and EBITDA, Mr. Evans is not entitled to any performance bonus. If the Company achieves certain specified levels of revenue and EBITDA above the 70% threshold, Mr. Evans is entitled to a bonus of up to 100% of his then salary rate. Under the agreement, we may also pay Mr. Evans an additional bonus if we determine it is appropriate. The agreement also provides that the Company grant to Mr. Evans options to purchase 1,000,000 shares of Class A Common Stock of the Company.

      The employment agreement provides that if Mr. Evans’ employment is terminated other than for cause or disability, or if Mr. Evans resigns for good reason, then he will be entitled to the amount of the base salary due through the end of the term of the agreement as if there had been no termination, all options granted under the agreement shall immediately vest and, except for any annual bonus that is due to Mr. Evans under the agreement, we will have no further obligations under the agreement. The term “good reason” includes, among other things, the employee’s ceasing to be employed for any reason other than death or disability after a change of control of the Company.

      Under the employment agreement, Mr. Evans cannot compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Evans may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Evan’s employment.

Employment Agreement and Severance Agreement with Lana E. Corbi

      During fiscal year 2002, Ms. Corbi served the Company pursuant to an employment agreement entered into on September 25, 2001, which provided for her employment as President and Chief Executive Officer of Crown Media United States. The term of this agreement was three years commencing November 11, 2001. The agreement provided for an annual base salary of $675,000 during the first year of the agreement, $725,000 during the second year of the agreement and $775,000 during the third year of the agreement. Ms. Corbi was entitled to receive after the end of each calendar year during the agreement a performance bonus of up to 50% of her then salary rate for such year if Crown Media United States had achieved certain levels of revenue and EBITDA. The agreement also provided that Crown Media Holdings would grant to Ms. Corbi options to purchase 200,000 shares of Class A Common Stock of Crown Media Holdings under our stock option plan that vest over three years.

      The employment agreement also provided that if Ms. Corbi’s employment is terminated other than for cause, death or disability, then she will be entitled to the remaining amounts payable under the agreement for the balance of the term of the agreement. In addition, Ms. Corbi had no obligation to mitigate against the base salary amounts paid by us pursuant to such a termination.

      Ms. Corbi’s employment agreement contained identical non-compete and non-solicitation of employees provisions to those contained in Mr. Evans’ employment agreement and which are described above.

      Effective December 31, 2002, Ms. Corbi’s employment was terminated. A termination agreement was entered into between Crown Media United States and Ms. Corbi on December 26, 2002. Under the terms of the termination agreement, Ms. Corbi received a lump sum of $1,325,521 on December 31, 2002, which represented the remaining amounts due under the employment contract discounted at 4 3/4%. Ms. Corbi also received a bonus of $300,000 for 2002 and, subject to mitigation, will receive a bonus for 2003 and 2004 in line with the bonuses paid to other top executives. Ms. Corbi will continue to receive health benefit coverage through June 30, 2004. In addition, the Compensation Committee of the Board approved the continuation of 62,047 stock options previously granted to Ms. Corbi notwithstanding her termination of employment.

Employment Agreement with Paul A. FitzPatrick

      On September 19, 2000, Crown Media United States entered into an employment agreement with Paul A. FitzPatrick that provides for his employment as Chief Operating Officer. By mutual consent, since October 2001, Mr. FitzPatrick was been appointed and has been acting as an Executive Vice President and the Chief Operating Officer of Crown Media Holdings. All other terms of his employment agreement apply to this new position. The term of his employment agreement is three years, commencing on September 25, 2000. The agreement provides for an annual base salary of $475,000, $500,000 and $550,000, respectively, during each successive year of the term of the agreement. Mr. FitzPatrick is entitled to receive an annual bonus of no less than 30% of his then salary rate. The agreement also provides that Crown Media Holdings grants to Mr. FitzPatrick options to purchase 100,000 shares of Class A Common Stock of Crown Media Holdings under our stock option plan.

      The employment agreement provides that if Mr. FitzPatrick’s employment is terminated other than for cause, death or disability, then he will be entitled to the remaining amounts payable under the agreement for the balance of the term of the agreement or twelve months from the date of termination, whichever is greater. In addition he would be entitled to a minimum 30% bonus through the end of the term of the agreement.

      Mr. FitzPatrick’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Russell H. Givens, Jr.

      On December 20, 2001, Crown Media International entered into an employment agreement with Russell H. Givens, Jr. that provides for his employment as President and Chief Executive Officer of that company. The term is for three years commencing on January 1, 2002, but may be extended by mutual consent. The agreement provides for an annual base salary of $510,000 during the first year of the term, increasing by 7% or the Consumer Price Index, whichever is greater, during each subsequent year of the term of the agreement. Mr. Givens is also entitled to receive a bonus at the end of each calendar year of the term of the agreement of up to 20% of his then salary rate, 30% of which bonus is discretionary and 70% of which is subject to Crown Media International reaching certain levels of revenue and EBITDA.

      The employment agreement provides that if Mr. Givens’ employment is terminated other than for cause, death or disability, then he will be entitled to the remaining base salary amounts payable under the agreement for the balance of the term of the agreement.

      Mr. Givens’ employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Chris R. Moseley

      On July 5, 2000, Crown Media Holdings entered into an employment agreement with Chris R. Moseley that provides for her employment as Executive Vice President — Worldwide Marketing. The term of this agreement is three years, but may be extended by mutual consent. The agreement provides for an annual base salary of $500,000, $550,000 and $600,000, respectively, during each successive year during the term of the agreement. Ms. Moseley is entitled to receive within 30 days after the end of each calendar year during the agreement a performance bonus of no less than 20% and no more than 50% of her then annual salary. In addition, Ms. Moseley received a one time signing bonus under the agreement of $100,000. Under the agreement, Ms. Moseley was granted an option to purchase 100,000 shares of Class A Common Stock of Crown Media Holdings under our stock plan.

      The employment agreement provides that if Ms. Moseley’s employment is terminated other than for cause, death or disability, then she will be entitled, in a lump sum, to the remaining salary and minimum bonus amounts payable for the balance of the term of the agreement, discounted at prime rates to present value at the time of payment. In addition, Ms. Moseley is under no obligation to mitigate against any such amounts paid.

      Ms. Moseley’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Compensation Committee Interlocks And Insider Participation

      No interlocking relationship exists between (1) any member of our Compensation Committee and our Board, and (2) the board of directors or compensation committee of any other company. Of our executive officers, only Mr. Evans serves as a member of a compensation committee or other board committee performing similar functions of any other entity. Mr. Evans serves on the compensation committee of British Sky Broadcasting PLC. Arnold L. Chavkin, a member of our Compensation Committee, is an Executive Vice President of JP Morgan Partners, LLC which is a 100% owned subsidiary of JP Morgan Chase & Co. JP Morgan Chase Bank, another wholly-owned subsidiary of JP Morgan Chase & Co., is a lead bank for the bank credit facility of Crown Media Holdings and serves in certain other roles as described in “Certain Relationships and Related Transactions” below.

Board and Compensation Committee Report on Executive Compensation

Generally

      The Board established the Compensation Committee on June 8, 2000, following our IPO. Prior to that date, the Board carried out the functions later assumed by the Compensation Committee and, consequently, made substantially all of the decisions in relation to the compensation to be paid under certain employment agreements entered into prior to 2001.

      The Company’s compensation packages are designed to enable it to recruit, retain and motivate a talented and diverse group of executives. These compensation packages are comprised of base salary, annual cash bonus awards and stock option grants.

Compensation Philosophy

      The Company’s executive compensation programs are designed to provide executives with strong performance incentives. Key elements of the incentive compensation programs are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and stock options, which align our executives’ interests with those of our stockholders and reward our executives for long-term growth in stockholder value.

      Salary Determinations. Salary ranges for the CEO and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic initiatives. In addition, the Committee reviews compensation levels of similarly situated executives at comparable public companies when determining the target range of salary payable to certain executive officers. Annual salaries for Mr. Evans, Ms. Corbi, Mr. FitzPatrick, Mr. Givens and Ms. Moseley are subject to the provisions of their respective employment agreements described under the heading “— Executive Employment Arrangements.” In determining their salaries, and salaries for other executive officers and senior management, the Compensation Committee, or the Board for compensation decisions made prior to 2001 and for the compensation decisions made with respect to our CEO for his employment agreement during 2001, subjectively evaluated the experience, performance and attainment of initiatives, and no particular weight was given to any particular factor.

      Bonus Determinations. The Company pays annual incentive bonuses in February of the year following the performance year. In addition, the Compensation Committee may, in its sole discretion, approve signing bonuses for executive officers. Each of our executive officers is entitled to a bonus equal to a certain percentage of salary based upon, generally, the attainment of the Company, or its subsidiaries if relevant, of certain pre-determined revenue and EBITDA targets. Annual bonus payments for Mr. Evans, Ms. Corbi, Mr. Fitzpatrick, Mr. Givens and Ms. Moseley are subject to the provisions of their respective employment agreements. Our Chief Financial Officer reviewed with the Compensation Committee the year 2002 performance of the Company, Crown Media United States and Crown Media International, and advised the appropriate contractual level of each executive officer’s annual bonus. The Compensation Committee reviewed the relevant contractual provisions, the net revenue and pro-forma EBITDA calculations and approved the annual bonus payments to the executive officers as recommended.

      Stock Option Awards. Under our Amended and Restated 2000 Long Term Incentive Plan, the Board and the Compensation Committee have the discretion to award our CEO, other executives, senior management and our employees stock options or other incentive awards. These awards, which are intended as incentives for future performance, combine with the executive’s salary and performance bonus to form a total compensation package. In determining the annual stock option awards to executives, the Compensation Committee analyzes awards made to similarly situated executives at comparable public companies and subjectively assesses each executive’s performance during the year.

      Other Benefits. All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.

Chief Executive Officer Compensation

      The provisions of our Chief Executive Officer’s employment agreement determined the salary payable to him during fiscal year 2002. The Board reviewed and approved a new employment agreement for Mr. Evans during 2001, which commenced in September 2001. In approving the compensation levels contained in the agreement, the Board reviewed the Company’s achievements prior to that date under the leadership of Mr. Evans and the expected value to the Company that his continued leadership would bring. The Board then set his base salary for each 12 months during the term of his employment agreement in amounts that reflected the achievements and quality of the Company under his leadership.

      The Compensation Committee reviewed and approved the bonus payable to Mr. Evans for the 2002 fiscal year. In determining Mr. Evans’ year 2002 annual performance bonus, the Compensation Committee reviewed the Company’s financial achievements during 2002 and, based on the provisions of his employment agreement, paid a bonus to Mr. Evans of $900,000.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation paid to an individual to $1 million, subject to an exception for qualified “performance-based” compensation. The Company expects that the compensation paid to executive officers in the form of annual bonuses will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In 2002, the only executive officer to exceed the Section 162(m) deductibility limit was Mr. Evans. Mr. Evans’ compensation is deductible (including the bonus which was approved by our stockholders at the 2002 annual meeting), except that $28,076 of his salary and $43,088 of his other compensation are not deductible because of Section 162(m) mentioned above.

      This report is submitted by the members of the Compensation Committee and the members of the Board during the fiscal year 2002.

The Compensation Committee:
Arnold L. Chavkin, Chairman
Wilford V. Bane
Robert J. Druten

Performance Graph

      The following graph compares total stockholder return on our Class A Common Stock since May 9, 2000, the date of our IPO, through December 31, 2002, to the Nasdaq Composite Index and a Peer Group Index consisting of USA Networks, Inc., Paxson Communications Corporation and Viacom Inc. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Peer Group Index. Historical results are not necessarily indicative of future performance.

      The closing sale price for our stock on May 9, 2000 was $14.00. Our closing stock price on December 31, 2002, the last trading day of our 2002 fiscal year, was $2.26.

Date	Crown	Nasdaq	Peer Group

4-May-00	100.00	100.00	100.00
30-Jun-00	109.38	106.61	106.60
29-Sep-00	101.34	98.73	116.78
29-Dec-00	145.09	66.41	107.36
30-Mar-01	135.71	49.47	103.35
29-Jun-01	132.50	58.08	129.91
28-Sep-01	73.21	40.29	78.00
31-Dec-01	80.64	52.43	111.20
28-Mar-02	88.57	49.60	122.59
28-Jun-02	56.36	39.33	84.60
30-Sep-02	25.00	31.50	62.24
31-Dec-02	16.14	35.90	67.09

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2002 were made timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the Securities and Exchange Commission.

Purchase of Film Library Assets from Hallmark Entertainment Distribution

      On April 10, 2001, we signed a Purchase and Sale Agreement with Hallmark Entertainment Distribution in which we agreed to purchase 702 pictures from Hallmark Entertainment Distribution’s film library. The films transaction was completed on September 28, 2001. The consideration for the film library assets consisted of the following:

•	33,744,528 shares of Class A common stock of Crown Media Holdings;

•	Our payment of $120.0 million of debt related to the film library assets payable by Hallmark Entertainment and certain of its affiliates; and

•	Our assumption of $100.0 million of payables related to the film library assets.

      The number of shares of common stock was determined by a formula based on the average closing price of the common stock from November 6, 2000 (the date we announced that we were contemplating the transaction) to September 27, 2001 (the day prior to closing), which average price was $17.78 per share. A committee of directors independent of Hallmark Entertainment and its affiliates considered and negotiated this transaction, including the purchase price, and received a fairness opinion from its financial advisor. Additionally, the stockholders of Crown Media Holdings, other than Hallmark Cards and its affiliates, approved the transaction at a meeting on July 17, 2001. Of the shares issued in the transaction, 425,000 shares were issued into escrow and were returned to us when the settlement of a stockholder lawsuit relating to the transaction became final.

      In connection with the purchase of the film library assets, we entered into the following additional agreements:

Service Agreement with Hallmark Entertainment

•	Hallmark Entertainment provides services related to the administration, distribution and other exploitation of the film library assets, and we pay Hallmark Entertainment approximately $1.5 million per year for the three-year term of the agreement. Either party may terminate the agreement after the first year upon 60 days written notice.

•	Hallmark Entertainment will use commercially reasonable efforts to maximize the licensing revenue from the film library assets consistent with its past efforts for comparable products among the film library assets.

•	We have sole discretion to determine which of the purchased films will be licensed by Hallmark Entertainment to third parties, as well as the distribution territories, time periods and other licensing terms.

Registration Rights Agreement

•	We agreed to grant Hallmark Entertainment Distribution four demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A common stock that were issued in the transaction.

      In connection with the purchase of the film assets, the program agreements between Hallmark Entertainment Distribution and each of Crown Media International and Crown Media United States were amended as described below.

Hallmark Program Agreements

      Crown Media International. Crown Media International licenses programming from Hallmark Entertainment Distribution for distribution on a country-by-country basis outside the United States and Canada, under an Amended and Restated Program License Agreement, dated as of January 1, 2001, between Crown Media International and Hallmark Entertainment Distribution. Under this program agreement, Crown Media International is required to license from Hallmark Entertainment Distribution, and Hallmark Entertainment Distribution is required to license to us, for the term of the agreement, ending on December 31, 2005, substantially all of the television motion pictures and miniseries Hallmark Entertainment Distribution owns or produces. Crown Media International is not required to license more than 50 new pictures or miniseries per year and is not required to license any picture or miniseries if not produced, co-produced or financed by Hallmark Entertainment Distribution, unless Hallmark Entertainment Distribution acquired rights to the picture or miniseries prior to January 1, 2001. The program agreement is renewable at the option of Crown Media International for an additional five-year period, provided that it is not in default under the program agreement or any other agreement it has with Hallmark Entertainment Distribution.

      Hallmark Entertainment Distribution has existing contractual relationships with distributors that preclude Crown Media International from obtaining programming under the program agreement in several territories in which it does not currently operate, the most significant of which is Germany. Hallmark Entertainment Distribution is expressly permitted to renew indefinitely its contracts with distributors in Germany, Italy and Spain and may renew contracts with other distributors to the extent the existing contracts afford the distributor renewal rights.

      Crown Media International has the right to distribute the programming it licenses under the program agreement through cable, DTH systems and certain other forms of interactive or digital media. However, it does not license programming for distribution on a pay-per-view basis. The territory for Crown Media International’s digital and interactive rights to this programming is worldwide, including the United States and Canada, whereas the territory for its cable and DTH rights is worldwide excluding the United States and Canada. In addition, Crown Media International and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries, series and specials.

      Under the program agreement Crown Media International generally licenses each movie or miniseries for a minimum of three time periods each of 18 months or 12 months duration, with each 18- or 12-month period separated by a period of one to three years depending on whether Hallmark Entertainment Distribution licenses the programming to a third party during the interim periods. The first 18- or 12-month time period begins on the later of the date specified in the program agreement or the date Crown Media International launches in a country. The number of times we can telecast a movie or miniseries is determined by viewer preferences and industry practices on a country-by-country basis.

      Crown Media International pays license fees to Hallmark Entertainment Distribution on a country-by-country, program-by-program basis for each of the three time periods for which it licenses programming. The fees generally increase 5% per year and are payable in four equal installments for the first time period and six equal installments for subsequent time periods. During the years ended December 31, 2001 and 2002, Crown Media International paid $39.4 million and $5.3 million in fees under its original program agreement with Hallmark Entertainment Distribution, dated as of July 1, 1999. As of December 31, 2001 and 2002, there were

$6.0 million and $11.9 million, in accrued and unpaid fees. We anticipate that the fees payable to Hallmark Entertainment Distribution under the amended and restated program agreement will be lower as a result of our purchase of film library assets we previously licensed from Hallmark Entertainment Distribution.

      Crown Media United States. Crown Media United States licenses programming from Hallmark Entertainment Distribution under an Amended and Restated Program License Agreement dated as of January 1, 2001, for distribution within the United States. Other than as set forth below, the terms of the amended and restated program agreement are substantially the same as those described above in relation to the agreement between Hallmark Entertainment Distribution and Crown Media International.

      Crown Media United States has the right to telecast the programming it licenses under the program agreement through all forms of television, except on a pay-per-view basis. Under the program agreement, Crown Media United States generally licenses each movie or miniseries for a period of five years and has the right to telecast the movie or miniseries 30 times during that period. In addition, under the program agreement, Crown Media United States has the right to order, and Hallmark Entertainment Distribution is required to produce, four two-hour movies and one series during the term of the program agreement.

      Crown Media United States pays license fees to Hallmark Entertainment Distribution in equal annual installments over the five-year period that it telecasts the movie or miniseries. The fees generally increase 5% per year. During the years ended December 31, 2001 and 2002, Crown Media United States paid Hallmark Entertainment Distribution $30.0 million and $19.7 million in fees under the original program agreement dated as of November 13, 1998. As of both December 31, 2001 and 2002, Crown Media United States had $56.3 million in accrued and unpaid program license fees under the program agreement. We anticipate that the fees payable to Hallmark Entertainment Distribution under the amended and restated program agreement will be lower as a result of our purchase of film library assets we previously licensed from Hallmark Entertainment Distribution.

      Our officers and representatives of Hallmark Entertainment Distribution negotiated the terms of these programming agreements. The agreements were approved by our Board. Changes from previously existing programming agreements were reviewed by the independent committee of the Board that considered the purchase of the Crown Film Library in 2001.

Crown Media United States Amended and Restated Company Agreement

      In connection with an investment by Crown Media International in Crown Media United States on November 13, 1998, HEN Domestic Holdings, Inc., a wholly owned subsidiary of Crown Media International, and Vision Group, VISN and Henson Cable Networks, Inc. signed an amended and restated company agreement governing the operation of Crown Media United States. As of February 22, 2001 and January 1, 2002 the parties agreed to certain amendments to the amended and restated company agreement, as more fully described below. The company agreement was negotiated at arm’s length with the other party or parties to the agreement.

      VISN owns a $25.0 million preferred interest in Crown Media United States. Under the amended and restated company agreement, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Crown Media United States will redeem the preferred interest in an amount equal to the lesser of:

•	such excess;

•	$5.0 million; or

•	the amount equal to the preferred liquidation preference on the date of redemption.

      The members also agreed that Crown Media United States will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

      Under the amended and restated company agreement, Crown Media United States may be required to make certain payments to NICC in relation to the provision of programming by NICC. Prior to the February 2001 amendment, these payments were $3.5 million annually and, so long as VISN owned the preferred interest, $1.5 million multiplied by the quotient of the preferred liquidation preference divided by $25.0 million. For the year ended December 31, 2000, Crown Media United States paid $5.1 million to NICC in accordance with the amended and restated company agreement. Pursuant to the amendment adopted in 2001, Crown Media United States may be required to pay to NICC a total license fee comprised of:

•	$5.3 million per year, with CPI escalations, for two recurring programming blocks;

•	up to $10 million per year for production costs of an additional recurring “signature” series program block;

•	up to $600,000 per “non-dramatic” holiday special produced by NICC; and

•	$1 million per “dramatic” holiday special co-produced by NICC and Hallmark Entertainment.

      In addition, during 2000, Crown Media United States was required to broadcast a minimum of 30 hours of programming from NICC and an additional 10 hours of values-based programming. Pursuant to the February 2001 amendment, Crown Media United States is required to broadcast 15 1/2 hours per week of “faith and values” programming. In addition, NICC may produce or co-produce for Crown Media United States up to six dramatic or non-dramatic holiday specials per year and a signature series. Crown Media United States funds a portion of the production costs of this new programming as described above. In addition, pursuant to the February 2001 amendment, Crown Media United States is required to assist NICC in launching and operating a new channel, which will be distributed by digital satellite and cable. This assistance will include the provision to NICC of management and operation services, with some services at no cost and some services for fees.

      In a further amendment to the amended and restated company agreement, which was effective as of January 1, 2002, Crown Media United States agreed to advance NICC $3,000,000 in each of 2002 and 2003 to help fund NICC’s cost of expanding its production operations to produce the above-described programming. This advance will be recovered from the license fees payable for this programming.

      The term of the obligations contained in the February 2001 amendment expire on March 26, 2006, but may be terminated earlier if NICC sells more than 50% of the Crown Media Holdings shares it owned on February 22, 2001. In addition, six months prior to the expiration of the agreement, Crown Media United States must negotiate in good faith with NICC regarding a continuation of the programming and funding commitment to NICC. If agreement is not reached and Crown Media United States does not continue the NICC programming and funding commitments at the same levels, NICC is entitled to compel Crown Media Holdings to buy all of NICC’s Crown Media Holdings shares at their then-current market value no later than 60 days following the expiration of the amendment. Crown Media United States, however, can nullify this put by electing to continue the NICC programming and funding commitments at the same levels. During the years ended December 31, 2001 and 2002, Crown Media United States paid NICC $5.3 million and $9.3 million, respectively, related to this agreement.

      Under the amended and restated company agreement, Crown Media International may not transfer its interests in Crown Media United States until the fifth anniversary of the agreement, except to one of our affiliates or to another member of Crown Media United States or one of its affiliates. In addition, any transaction between us or any of our affiliates and Crown Media United States must be approved by the Crown Media United States governance committee.

Acquisition of Remaining Interests in Crown Media United States and H&H Programming — Asia

      In March 2001, we purchased the 22.5% interest of The Jim Henson Company in Crown Media United States and its 50% interest in H&H Programming — Asia. As a result, we now own 100% of the common interests in Crown Media United States and H&H Programming — Asia. In consideration for these interests, we issued 5,377,721 shares of our Class A common stock to The Jim Henson Company. On July 27, 2001,

Hallmark Entertainment purchased the 5,377,721 shares of our outstanding Class A common stock from The Jim Henson Company.

DIRECTV Affiliation Agreement

      On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement, DirecTV distributes the Hallmark Channel on the TOTAL CHOICE® tier of its DBS distribution system in the United States and pays us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Class A common stock (which shares subsequently were transferred to Hughes Electronics Corporation). Prior to entering into agreements related to the affiliation agreement, DIRECTV Enterprises, Inc. was not a stockholder of Crown Media Holdings.

Hallmark Advertising

      Hallmark Cards made a $1.4 million advertising commitment to Crown Media United States covering a one-year period from the fourth quarter of 2002 through the third quarter of 2003. Hallmark Cards purchased a $5.0 million advertising commitment to the Hallmark Channel in the U.S. for both the 2000/2001 and 2001/2002 broadcast years.

Marketing Agreement

      Crown Media United States and Hallmark Cards entered into an agreement to sponsor the Hallmark Keepsake Sweepstakes, a national promotion in November and December 2002, involving a watch-and-win contest, prize give-aways, and six Hallmark Entertainment original productions. Crown Media United States expended $15.8 million for this sponsorship through the first quarter 2003 and Hallmark Cards and Hallmark Entertainment Holdings also provided contest prizes and marketing and promotional assistance up to a similar value. The goal of this national promotion was to increase viewership and ratings for the domestic Hallmark Channel.

Hallmark Demand Notes and Line of Credit

      From November 1999 through April 2000, Crown Media Holdings entered into a series of agreements with HC Crown, under which HC Crown agreed to lend Crown Media Holdings up to $40.0 million. On December 17, 2001, the Company paid HC Crown $37.1 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the notes. The notes were cancelled on December 17, 2001.

      On February 12, 2001, Crown Media Holdings entered into an agreement with HC Crown under which HC Crown agreed to lend Crown Media Holdings up to $150.0 million. On September 28, 2001, the Company paid HC Crown $70.0 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the line of credit. This line of credit was cancelled on September 28, 2001.

      On July 10, 2001, Crown Media Holdings entered into a promissory note with HC Crown representing a line of credit for up to $50.0 million. On December 17, 2001, the Company paid HC Crown $33.5 million, in satisfaction of the aggregate balance outstanding as of that date, including accrued interest, under the note. This note was cancelled on December 17, 2001.

      On September 28, 2001, the Company executed a promissory note, in the amount of $150.0 million payable to HC Crown in replacement of the promissory note with HC Crown dated February 12, 2001. HC Crown’s obligation to make loans under this agreement was supported by an irrevocable letter of credit from Credit Suisse First Boston.

      On December 14, 2001, the Company executed a promissory note, in the amount of $75.0 million payable to HC Crown in replacement of the promissory note with HC Crown dated September 28, 2001. This note may be borrowed against or prepaid without penalty and has a final maturity date no later than December 21,

2007. The line of credit is subordinate to both the bank credit facility and the Crown Media Trust preferred securities, and its availability may be reduced dollar for dollar in an amount equal to additional capital raised by Crown Media Holdings. The rate of interest under the line of credit is equal to LIBOR plus three percent, payable quarterly. HC Crown’s obligation to make loans under this line of credit is supported by an irrevocable letter of credit from Credit Suisse First Boston. As of December 31, 2002 and March 31, 2003, the Company had borrowed $5.0 million and $54.5 million under this note. Under this note, the Company is obligated to pay a commitment fee of 1.5% of the initial maximum amount of the note, which may be paid by issuing common stock valued at the average closing price of the common stock for the 15 trading days prior to the date the fee is due. The commitment fee is payable in arrears in four equal installments on the last business day of each calendar quarter during 2002. In December 2002, we issued 123,831 shares as payment for a portion of the commitment fee in the amount of $843,750. At December 31, 2002, $281,250 was included in payable to affiliates in the consolidated balance sheets. The line of credit was required by the credit facility and was amended to its present form in conjunction with the issuance of the Crown Media Trust’s preferred securities.

Hallmark Agreements Related to Bank Credit Facility and Preferred Securities

      Hallmark Cards and Hallmark Entertainment entered into certain agreements in order to induce the bank syndicate to enter into the Company’s credit facility. Hallmark Cards, Crown Media Holdings and the banks are parties to a subordination and support agreement dated August 31, 2001. Under the subordination and support agreement, the obligations of Crown Media Holdings to pay (a) any borrowings under the HC Crown line of credit, and (b) approximately $100.0 million in accounts payable to Hallmark Entertainment Distribution as provided by the purchase agreement for the film assets, are subordinated in right of payment to Crown Media Holdings’ obligations under its credit facility. In the subordination and support agreement, Hallmark Cards also agrees to cause HC Crown to advance up to $75.0 million under the HC Crown line of credit to Crown Media Holdings (less the amount of any reduction on the HC Crown line of credit because of the application of net cash proceeds from issuing debt or equity as permitted by the bank credit agreement), to the extent necessary to enable Crown Media Holdings to meet its cash needs including the repayment of the bank loans, provided that Crown Media Holdings has borrowed the full amount then available under the credit facility. Further, Hallmark Cards agreed that the HC Crown line of credit will not be declared due and payable if any obligations to the banks remain outstanding.

      Under an amended and restated limited guarantee agreement and acknowledgement dated August 31, 2001, as amended and restated as of December 14, 2001, with the banks, Hallmark Cards guarantees up to a defined maximum amount Crown Media Holdings’ performance of obligations under the bank credit agreement when due. The maximum amount is $75.0 million, less the aggregate principal amount outstanding under the HC Crown line of credit and less net cash proceeds from issuing debt or equity used to make payments on the HC Crown line of credit as permitted by the bank credit agreement.

      Hallmark Entertainment and the banks entered into an agreement called the Hallmark Inducement Agreement, dated August 31, 2001. Hallmark Entertainment agreed, among other things, (a) not to return Class A Crown Media Holdings common stock to satisfy any portion of its liability for the breach of any representations and warranties in the purchase agreement for the film assets and (b) for a period of 24 months following the closing of the purchase of the film assets, to indemnify the bank lenders for any financial loss that Crown Media Holdings may suffer as a direct result of defects in the rights transferred to Crown Media Holdings in the film assets (a “library loss”). Hallmark Entertainment may satisfy this indemnification obligation by purchasing pro rata a subordinated participation in the bank loans or by providing a subordinated loan to Crown Media Holdings in the amount of the library loss.

      In connection with the private placement of units consisting of preferred securities issued by Crown Media Trust and contingent appreciation certificates, Hallmark Cards, certain of its subsidiaries and other parties thereto entered into a Subordination and Support Agreement (the “Subordination Agreement”), pursuant to which Hallmark Cards agreed to loan Crown Media Holdings up to $75.0 million under a subordinated revolving credit line, which is the December 14, 2001, note mentioned above payable to HC Crown. The line of credit has a final maturity date no later than December 21, 2007. The line of credit is subordinate to both the bank facility and the units, and its availability may be reduced dollar for dollar in an amount equal to additional capital raised by Crown Media Holdings. In addition, until the termination of the Subordination Agreement and such time as the debentures issued to Crown Media Trust and contingent appreciation certificates are paid in full, Hallmark Cards will agree to loan Crown Media Holdings an amount necessary to pay, when due, the $100.0 million in obligations owed to third parties by Hallmark Entertainment Distribution which were assumed by Crown Media Holdings in connection with its acquisition of the film library. Lastly Hallmark Entertainment Distribution agreed to subordinate approximately $60.0 million in obligations owed by subsidiaries of Crown Media Holdings to it pursuant to certain program license agreements.

Real Property Lease

      In connection with our lease of office facilities at 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado, Hallmark Entertainment signed a guaranty of lease obligations on June 1, 1998, at no cost to us. Under the guaranty, Hallmark Entertainment agreed to guarantee full and timely performance of all of our obligations during our lease term. The lease is for 52,988 square feet and has a term of 10 years that ends in August 2008. The lease provides for a rate of $22.64 per square foot during the first year of the lease and increases annually to $27.08 per square foot in 2008.

Stockholders Agreement And Registration Rights

General

      We are a party to the Stockholders Agreement, as amended, with VISN, Hughes, and HEIC. The Stockholders Agreement provides that our Board will consist of not less than 15 directors, with 12 nominated by HEIC, one nominated by VISN and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them (or their predecessor holders) immediately after our initial public offering in May 2000. Hughes is entitled to appoint an observer to the board of directors of Crown Media Holdings until Hughes and its affiliates cease to own beneficially in the aggregate at least 75% of the shares of our common stock acquired by DirecTV, the predecessor holder of the shares now held by Hughes, in the August 2001 transaction.

      The Stockholders Agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

      In addition, the stockholders agreement provides that, in the event that HEIC proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party’s shares.

Hallmark Entertainment Investments Co. Stockholders Agreement

      On March 11, 2003, Hallmark Entertainment Holdings, Inc. contributed 100% of the Crown Media Holdings shares owned by it to HEIC. Two of Crown Media Holdings investors, Liberty and J.P. Morgan, also contributed 100% of their Crown Media Holdings Shares to HEIC, and VISN contributed 10% of its Crown Media Holdings shares to HEIC, all in return for HEIC shares. Prior to this HEIC transaction, J.P. Morgan and Liberty were parties to the Crown Media Holdings Stockholders Agreement. As a result of the HEIC transaction, J.P. Morgan and Liberty no longer have any rights pursuant to the Stockholders Agreement. However, HEIC has advised Crown Media Holdings that J.P. Morgan and Liberty have certain rights with respect to Crown Media Holdings pursuant to the HEIC stockholders agreement dated March 11, 2003, among HEIC, Hallmark Entertainment Holdings, Liberty, VISN, and J.P. Morgan, including the following:

•	Liberty and J.P. Morgan each have the right to designate one person as one of the directors to the Crown Media Holdings Board that HEIC is entitled to nominate under the Crown Media Holdings Stockholders Agreement;

•	HEIC will not permit Crown Media Holdings or its subsidiaries to enter into any material transaction, except for specified transactions, with any affiliates involving an aggregate value of (a) $35.0 million or less, unless such transaction is approved by a majority of Crown Media Holdings’ independent directors and (b) more than $35.0 million, unless such transaction is approved by a majority of the members of Crown Media Holdings’ Board not nominated by any affiliate of Hallmark Entertainment Holdings (provided that for this purpose directors designated by Liberty and J.P. Morgan will not be treated as being nominated by any affiliate of Hallmark Entertainment Holdings);

•	registration rights are provided for Liberty, JP Morgan Partners and VISN as stated in the Crown Media Holdings stockholders agreement;

•	HEIC may not sell Crown Media Holdings shares, merge, dissolve or take certain other actions without the consent of J.P. Morgan and Liberty; and

•	if Hallmark Entertainment Holdings proposes to transfer 20% or more of HEIC common stock to an unaffiliated third party, each of J.P. Morgan, Liberty and VISN will have the right to participate on the same terms in the transaction on a proportional basis.

      See note 2 to the table under “Security Ownership of Certain Beneficial Owners and Management” for additional information on the HEIC stockholders agreement.

Registration Rights

      Under the Stockholders Agreement, HEIC has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties also have an unlimited number of “piggyback” registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

      We are obligated to pay all expenses that result from the registration of the other parties’ common stock under the Stockholders Agreement, other than registration and filing fees, attorneys fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

Rights Relating To Crown Media United States Amended And Restated Company Agreement

      Under the Stockholders Agreement, so long as we or any of our affiliates are entitled to have a representative on the Crown Media United States governance committee, and VISN and its affiliates either are entitled to nominate to, or designate a member of, our Board, or beneficially own any preferred interests in Crown Media United States, neither we nor any of our affiliates will, without the consent of the member of our Board nominated by VISN or a representative of NICC, vote in favor of:

•	any specified change in, or action described in, the Crown Media United States amended and restated company agreement that relates to VISN’s preferred interest in Crown Media United States or that relates to VISN’s rights to programming on the Hallmark Channel in the U.S. or its programming budget;

•	any repayment or redemption of specified equity interests in Crown Media United States;

•	any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, unless the transferee assumes specified obligations under the Crown Media United States amended and restated company agreement until the later of the fifth anniversary of these offerings or the second anniversary of the transfer or business combination;

•	the dissolution of Crown Media United States, except in connection with a complete liquidation;

•	any transfer of all of Crown Media United States’ assets to, or any business combination involving Crown Media United States’ with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm’s-length basis or on commercially reasonable terms;

•	any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, prior to the second anniversary of the initial public offering; or

•	any amendment to the Crown Media United States’ amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

      We have agreed not to transfer any of our interests in Crown Media United States after the second anniversary of the initial public offering unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee’s obligations will generally expire on the later of (1) the fifth anniversary of the initial public offering, (2) the second anniversary of the transfer or (3) the repayment of VISN’s preferred interest in Crown Media United States, except that the obligations of the transferee will expire upon dissolution of Crown Media United States.

Intercompany Services Agreement

      We signed a new intercompany services agreement, effective January 1, 2003, with Hallmark Cards under which Hallmark Cards has agreed for a term of three years, subject to cancellation by either party after the first or second year, to provide us with the following services:

•	tax services;

•	risk management, health, safety and environmental services and insurance;

•	legal services;

•	treasury and cash management services; and

•	real estate consulting services.

      We have agreed to pay Hallmark Cards $515,000 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter. We made no payments to Hallmark Cards in 2001 or 2002 for services, expenses and fees under the previous intercompany services agreement. The fee under these previous agreements was $500,000 per year. The balance of the payable for services, expenses and fees under the previous agreement as of December 31, 2001 and 2002, was approximately $2.0 million and $2.5 million, respectively. The intercompany services agreement was originally negotiated between officers of Crown Media International and Hallmark Cards. The management of Crown Media International believed that the services provided under the agreement had a value at least equal to the annual fee.

      In addition to the services described above, we have incurred costs that have been paid by Hallmark Entertainment on our behalf related to payroll and benefits, insurance, operating, financial and capital expenditures. These costs are reflected on our financial statements, and to the extent that we have not reimbursed Hallmark Entertainment, the costs are included in payables to affiliates in our consolidated financial statements included elsewhere in this report. We reimbursed Hallmark Entertainment $3.6 million, for the year ended December 31, 2001, and $1.4 million for the year ended December 31, 2002. The balance of the payable as of December 31, 2001 and 2002, was approximately $1.8 million and $1.1 million, respectively.

Hallmark Trademark License Agreements

      We are permitted to use the “Hallmark” and “Hallmark Entertainment” trademarks in accordance with the terms of a royalty-free two-year trademark license agreement dated as of December 1, 2000, between Hallmark Cards and Crown Media International. This agreement was recently extended through November 30, 2003. Under that agreement, we may use the Hallmark and Hallmark Entertainment trademarks only for so long as Hallmark Cards and its wholly owned subsidiaries collectively own at least 51% of the voting interest and at least 35% of the equity interest of Crown Media Holdings, and designate a majority of our Board and so long as there is no event of default under the agreement.

      Crown Media International has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell television motion pictures and miniseries produced by or at the direction of Hallmark Entertainment Productions, LLC or its subsidiaries. Crown Media International also has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell its network and channel so long as these television motion pictures and miniseries along with other television motion pictures and miniseries acquired under our program agreement with Hallmark Entertainment Distribution represent at least 50% of the monthly programming of that network or channel or 20% of the monthly programming during the first six months that we launch that network or channel in a territory. The program license agreement with Hallmark Entertainment Distribution does not require it to make available a minimum amount of programming. If Hallmark Entertainment Distribution fails to provide sufficient programming to meet the minimum thresholds required under the trademark license agreement, that failure could cause a default under the trademark license agreement.

      Except for the uses permitted by the trademark license agreement of Crown Media International, we are not permitted to use the Hallmark name alone or with any other names.

      Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we must stop any non-complying activity within 10 days of that notice or we will be in default of the agreement. We will also be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there will be a default under the agreement if we fail to cure any breach of the program agreement with Hallmark Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if our auditors determine that we are no longer a going concern.

      The license agreement can be terminated immediately and without notice if we transfer in any way our rights under the license agreement, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings. With respect to a particular country in which we use the Hallmark Entertainment trademark, the license agreement will terminate if the television motion pictures and miniseries produced by Hallmark Entertainment or its subsidiaries and other motion pictures and miniseries acquired under the program agreement with Hallmark Entertainment comprise less than 50% of the programming of the network or channel based on actual hours of broadcast in the country.

      There is a similar trademark license agreement between Hallmark Cards and a subsidiary of Crown Media International that permits the use of the Hallmark and Hallmark Entertainment trademarks in the United Kingdom through November 30, 2003.

      Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., amended and restated on March 27, 2001, which has also been extended through November 30, 2003. The agreement permits the use of the Hallmark trademarks in the United States under terms, which are similar to the terms applicable to the use of the Hallmark trademarks outside the United States by Crown Media International. As with Crown Media International’s trademark agreement with

Hallmark Cards, the amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the “Hallmark Channel.” The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States’ network.

Tax Sharing Agreement

      On March 11, 2003, Crown Media Holdings became a member of Hallmark Cards consolidated federal tax group and entered into a federal tax sharing agreement with Hallmark Cards. Hallmark Cards will include Crown Media Holdings in its consolidated federal income tax return. Accordingly, Hallmark Cards will benefit from future tax losses, which may be generated by Crown Media Holdings. Based on the tax sharing agreement, Hallmark Cards will pay Crown Media Holdings all of the benefits realized by Hallmark Cards as a result of consolidation, 75% in cash on a quarterly basis and the balance when Crown Media Holdings becomes a taxpayer. Under this federal tax sharing agreement, at Hallmark Cards’ option, this 25% balance may also be applied as an offset against any amounts owed by Crown Media Holdings to any member of the Hallmark Cards consolidation group under any loan, line of credit or other payable, subject to any limitations under any loan indentures or contracts restricting such offsets.

      An independent member of the Board of Crown Media Holdings, with advice of independent counsel, approved Crown Media Holdings’ entering into the tax sharing agreement.

      Hallmark Entertainment Holdings contributed 100% of the Crown Media Holdings shares owned by it to HEIC. Two of Crown Media Holdings’ investors, Liberty and J.P. Morgan, also contributed 100% of their Crown Media Holdings shares to HEIC and VISN contributed 10% of its Crown Media Holdings shares to HEIC, all in return for HEIC shares. Crown Media Holdings understands that HEIC intends to hold the Crown Media Holdings Shares and to evaluate media investment opportunities in which Crown Media Holdings does not have an interest. Hallmark Entertainment Holdings, as the more than 80% owner of HEIC, has voting power over all of the Crown Media Holdings shares. This structure did not change the control of Crown Media Holdings.

Corporate Opportunities Policy Established by Hallmark Entertainment

      The following is a description of a general policy adopted by the Hallmark Entertainment board of directors in connection with the stockholders agreement and our initial public offering. The policy provides that we will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to the ownership and operation of pay television channels dedicated to family programming, “Pay Television Opportunities,” that are provided or otherwise made available to Hallmark Entertainment and its subsidiaries. However, Pay Television Opportunities do not include opportunities: (1) developed by or made available to any public company that is a subsidiary of Hallmark Entertainment or any of Hallmark Entertainment’s subsidiaries (other than us and our subsidiaries), (2) relating to the production or distribution of programming that is developed by, or provided or made available to, a subsidiary of Hallmark Entertainment that does not own or operate pay television channels dedicated to family programming and whose primary business is the production or distribution of programming, (3) arising out of or relating to Pay Television Opportunities that have been provided or made available to us but which we have determined not to pursue or have failed to pursue within the applicable time period reasonably specified by Hallmark Entertainment, or (4) that Hallmark Entertainment or any of its subsidiaries is legally or contractually obligated to provide or make available to a person other than us.

      Under the policy, we are not obligated to pursue any Pay Television Opportunity presented to us by Hallmark Entertainment. If we determine not to pursue or fail to pursue an opportunity, in each case within such time as Hallmark Entertainment may reasonably specify (taking into account the type and nature of the Pay Television Opportunity provided or made available) in its communication to us relating to such Pay Television Opportunity, then Hallmark Entertainment and its subsidiaries may pursue such Pay Television Opportunity.

      The policy became effective upon completion of the initial public offering. The policy automatically terminates upon the first to occur of: (1) Hallmark Entertainment and its subsidiaries ceasing to beneficially own, in the aggregate, at least a majority in voting power of our outstanding voting securities entitled to vote generally upon all matters submitted to common stockholders and (2) the third anniversary of the completion of the initial public offering.

      The policy provides that the Hallmark Entertainment board of directors is required to act in accordance with its fiduciary duties owed to Hallmark Entertainment and Hallmark Entertainment’s fiduciary duties, if any, to its subsidiaries in making all determinations in connection with the policy. With respect to any Pay Television Opportunity that may be subject to the policy and any obligation (fiduciary or otherwise) to one or more other subsidiaries, the Hallmark Entertainment board of directors will have discretion to determine, without reference to the policy, to which of us or such other subsidiary of Hallmark Entertainment such Pay Television Opportunity will be provided or made available. Notwithstanding anything set forth in the policy, Hallmark Entertainment will have no obligation to exercise any rights it may have as a stockholder, partner or member of any entity that is not a wholly owned subsidiary or to exercise any rights available to it under agreements with other stockholders, partners or members, in order to implement determinations under the policy. All determinations of the Hallmark Entertainment board of directors with respect to the Hallmark Entertainment policy and the interpretation of the Hallmark Entertainment policy are conclusive and binding.

      The policy further provides that Hallmark Entertainment’s board of directors from time to time may amend, modify or rescind the policy or adopt additional or other policies or make exceptions with respect to the application of the policy in connection with particular facts and circumstances, all as the Hallmark Entertainment board of directors may determine, consistent with its fiduciary duties and in accordance with the stockholders agreement.

Pramer Agreement

      On January 30, 2003, Crown Media International entered into an agreement with Pramer S.C.A., a wholly-owned subsidiary of Liberty Media Corporation, under which Pramer provides affiliate and advertising sales representation services, as well as programming, production and technical services in connection with the distribution of the Hallmark Channel in Central and South America. Pramer receives a 35% commission on advertising sales and a 20% commission on affiliate sales and is reimbursed for its costs of providing production and technical services. For advertising and affiliate sales in three countries and uplink and satellite transponder costs relating to those countries during 2002, we paid Pramer the following amounts: $118,755.60 for subscriber commissions; $144,000.00 for uplink and satellite transponder costs; and $110,872.68 for advertising commissions. The agreement with Pramer will terminate on December 31, 2005, unless certain early termination rights arise and are exercised. Mr. Koff has been the Senior Vice President of Liberty Media Corporation since 1998.

Certain Business Relationships and Conflicts of Interest

      HEIC controls all of our outstanding shares of Class B common stock and also owns a substantial number of shares of Class A common stock, representing approximately 96.1% of the outstanding voting power on all matters submitted to our stockholders. HEIC’s control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer.

      HEIC’s control relationship with us also could give rise to conflicts of interest, including:

•	conflicts between HEIC, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•	conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by HEIC or its other affiliates, on the other hand; or

•	conflicts related to existing or new contractual relationships between us, on the one hand, and HEIC and its affiliates, on the other hand.

      In addition, our directors, who are also officers or directors of HEIC or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us. For example, Robert A. Halmi, Jr. is our Chairman of the Board and also a Director and Chairman of HEIC, which could create potential conflicts of interest. As a result, it is possible that we may receive less favorable contractual terms from HEIC or its affiliates than if none of our officers or directors had any affiliation with HEIC or its affiliates.

      Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

      In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

•	a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

•	a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

      For purposes of the policy:

•	a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

•	references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

•	the term “Hallmark Cards” means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

      The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

      Other than as disclosed above and under “— Stockholders Agreement and Registration Rights” and “— Corporate Opportunities Policy Established by Hallmark Entertainment,” there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

Transactions With JP Morgan Chase Bank

      We have a credit agreement with a syndicate of banks lead by JP Morgan Chase Bank providing a secured line of credit and term loan of up to a total of $320.0 million due August 31, 2006. As part of this credit facility, JP Morgan Chase Bank has committed to lend to us up to $45.0 million. At December 31, 2001 and 2002, JP Morgan Chase Bank had outstanding loans to us under the line of credit of $37.4 million and $45.0 million, respectively. Each loan under the credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. We are required to pay a commitment fee of 0.5% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. We paid a total of $262,000 in interest and $304,736 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2001. We paid a total of $1.7 million in interest and $1.5 million in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2002.

      JP Morgan Chase Bank serves as an indenture trustee for debentures issued by us to Crown Media Trust in connection with the issuance of preferred securities by Crown Media Trust in a private placement. JP Morgan Chase Bank serves as the property trustee under the trust creating the Crown Media Trust, which is one of several trustees of the Crown Media Trust, and also as the preferred guarantee trustee relating to our guarantee of the preferred securities issued by Crown Media Trust. Chase Manhattan Bank USA, National Association, an affiliate of JP Morgan Chase Bank, serves as the Delaware trustee of Crown Media Trust, which is a trustee with its principal place of business in the State of Delaware. We incurred fees and disbursements of $18,000 to JP Morgan Chase Bank for these trustee services during the year ended December 31, 2002.

      Arnold L. Chavkin, one of our directors, and J.P. Morgan, a beneficial owner of more than 5% of our outstanding Class A common stock, are related parties to JP Morgan Chase & Co. and its wholly-owned subsidiary, JP Morgan Chase Bank. JP Morgan Chase & Co. is a publicly-traded financial holding company. J.P. Morgan is an indirect non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Chase & Co. owns 100% of JPMP Capital Corp., the sole general partner of JPMP Market Fund Manager L.P., which in turn is the sole general partner of J.P. Morgan. JP Morgan Chase & Co. also owns 100% of Chatham Ventures, Inc., which is the sole limited partner of J.P. Morgan. JPMP Master Fund Manager, L.P. is the sole general partner of J.P. Morgan. JPMP Capital Corp. is the sole general partner of JPMP Master Fund Manager, L.P., and limited partners of JPMP Master Fund Manager, L.P. are comprised of investment professionals, including Mr. Chavkin, and others. JPMP Capital Corp. is a 100% non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Partners, LLC serves as the management company for the private equity organization of JP Morgan Chase & Co., known as JP Morgan Partners. JP Morgan Partners, LLC is an indirect 100% subsidiary of JP Morgan Chase & Co. and is a direct wholly-owned subsidiary of JPMP Capital Corp. JP Morgan Partners, LLC is the employer of JP Morgan Partners’ staff in New York City.

      Mr. Chavkin is an Executive Partner of JP Morgan Partners, LLC, an Executive Vice President of JPMP Capital Corp. and one of the limited partners of JPMP Master Fund Manager, L.P. He is not an officer of JP Morgan Chase & Co. or JP Morgan Chase Bank. He also serves as an Executive Vice President or executive partner of certain domestic entities and global funds of various JP Morgan Partners related entities.

Options of Robert A. Halmi, Jr.

      Pursuant to a provision in an employment agreement between Hallmark Entertainment Holdings and Robert A. Halmi, Jr., dated October 1, 2001, Hallmark Entertainment Holdings agreed to grant Mr. Halmi stock options to purchase from Hallmark Entertainment Holdings up to 3.4 million shares of Class A common stock of the issuer at a price per share of $11.13. The stock options will vest on September 30, 2004, and will expire on September 30, 2006. In the event of termination of the employment of Mr. Halmi, depending on the circumstances, all unvested stock options will either become vested or be forfeited. By written notice delivered to Hallmark Entertainment Holdings in October of 2004, 2005 or 2006, Mr. Halmi will have the right to put to Hallmark Entertainment Holdings any shares of common stock acquired by Mr. Halmi under the stock options at a price per put share equal to fair market value for common stock as of the date of Hallmark Entertainment Holdings’ receipt of Mr. Halmi’s put notice. The fair market value shall mean, as of any given date, the highest average closing price of the common stock on NASDAQ, as of the close of business hours of NASDAQ, without regard to any after-hours trading, or if the Common Stock is not listed on NASDAQ, on any national securities exchange on which the common stock is listed, for (1) the five-day trading period ending on the fifth trading date immediately preceding such date, (2) the five-day trading period on the tenth trading date immediately preceding such date, (3) the five-day trading period ending on the fifteenth trading date immediately preceding such date or (4) the five-day trading period ending on the twentieth trading date immediately preceding such date. If there is no regular public trading market for such common stock, the put price shall be determined by the board of directors of Hallmark Entertainment Holdings in good faith. The put price (less $11.13) shall be reduced by 10% as to shares of common stock for which Mr. Halmi exercises a put option in 2004 and by 5% as to shares of common stock for which Mr. Halmi exercises a put option in 2005.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Auditors for 2003

      On March 5, 2003, the Audit Committee of our Board engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2003. We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

      On April 22, 2002, at the recommendation of our Audit Committee, our Board dismissed Arthur Anderson LLP as our independent public accountant and engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2002. Arthur Andersen LLP audited the accounts of Crown Media Holdings from 1998 to 2001.

      Arthur Andersen LLP’s reports on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      KPMG LLP’s reports on our consolidated financial statements for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During our fiscal years ended December 31, 2000 and December 31, 2001 and the period from January 1, 2002 to April 22, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference to the subject matter of the disagreement in connection with their report. In addition, during the above period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We have provided Arthur Andersen LLP with a copy of the foregoing statements. In a letter dated April 22, 2002, Arthur Andersen LLP agreed with such statements.

      During our fiscal years ended December 31, 2000 and December 31, 2001 and the period from January 1, 2002 to April 22, 2002, we did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

      KPMG LLP, our principal accountant in fiscal year 2002, has billed an aggregate of $353,000.00 in fees for professional services rendered for:

•	the audit of the annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002; and

•	the review of the unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

Audit-Related Fees

      We did not engage KPMG in 2002 for services in this area.

Tax Fees

      We did not engage KPMG in 2002 for services in this area.

All Other Fees

      KPMG billed us an aggregate of $41,310 for all other services rendered to us in fiscal year 2002, which included services provided to us in relation to benefit plan and executive compensation issues.

Independence

      The Audit Committee has considered whether, and concluded that, the additional services provided by KPMG were compatible with maintaining the independence of KPMG.

REPORT OF THE AUDIT COMMITTEE

      Management is responsible for the Company’s internal controls, and the Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit conducted by the Company’s auditors.

      The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU s. 380);

•	received the written disclosures and the letter from the independent accountants related to the accountants’ independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the accountants’ independence with the independent auditors.

      Based on the Audit Committee’s review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

John P. Mascotte, Chairman

Arnold L. Chavkin
Peter A. Lund

SUBMISSION OF STOCKHOLDER PROPOSALS

      The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), for inclusion in the proxy statement for the next annual meeting is January 5, 2004.

      Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company’s year 2004 annual meeting, notice must be received by March 14, 2004. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

OTHER BUSINESS

      The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors

-s- JUDITH WHITTAKER
JUDITH WHITTAKER
Secretary

May 5, 2003

APPENDIX A

Form of Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 12, 2003

11:00 a.m.

Sheraton New York Hotel & Towers

811 Seventh Avenue
New York, New York

PROXY

       The Board solicits this proxy for use at the Annual Meeting on June 12, 2003.

      The shares of stock you hold in your account will be voted as you specify on the reverse side.

      If no choice is specified, the proxy will be voted “FOR” the Board’s nominees.

      By signing the proxy, you revoke all prior proxies and appoint Robert A. Halmi, Jr., David J. Evans and William J. Aliber, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

The Board Recommends a Vote “FOR” the Board’s nominees.

1.     Election of directors:

     ☐       FOR all nominees listed below (except as marked to the contrary below)

     ☐       WITHHOLD AUTHORITY to vote for all nominees listed below

Robert A. Halmi, Jr.	David J. Evans	Wilford V. Bane	Arnold L. Chavkin
Robert J. Druten	David E. Hall	Donald J. Hall, Jr.	Irvine O. Hockaday, Jr.
Anil Jagtiani	David B. Koff	Peter A. Lund	John P. Mascotte
Deanne R. Stedem	Judith C. Whittaker

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE IMMEDIATELY BELOW.)

2.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES.

Address Change? Mark Box ☐

Indicate changes below:

Dated: _______________, 2003

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #

CONTROL #

Voting Instructions

      There are three ways to vote your Proxy: by telephone, via the Internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

Vote by Telephone

      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week by calling 1-800-435-6710. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

      Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 11:00 p.m. EST on June 11, 2003.

Vote Via the Internet

      Log on to the Internet and go to the web site http://www.eproxy.com/crwn 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

      If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 11:00 p.m. EST on June 11, 2003.

Vote by Mail

      Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received by June 11, 2003.

      Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.